EXHIBIT 99



                     THERMO PROCESS SYSTEMS CHANGES NAME TO
                                THERMO TERRATECH


             WALTHAM, Mass., December 15, 1995 -- Shareholders of Thermo Process Systems Inc. (ASE-TPI) have approved the change of the company's name to Thermo TerraTech Inc. The outcome of the vote was announced at the company's annual meeting on December 13, 1995. The name change reflects the company's new emphasis on environmental infrastructure services. The ticker symbol on the American Stock Exchange has also been changed to TTT. The new company name is effective immediately, while the use of TTT on the stock exchange will not commence until Monday, December 18, 1995. Shareholders will not be requested to exchange their stock certificates.

             Thermo TerraTech Inc. provides environmental services and infrastructure planning and design, encompassing a range of specializations within the consulting and design, soil and water remediation, laboratory testing, and metal-treating industries. Thermo TerraTech is a public subsidiary of Thermo Electron Corporation.

             For further information, contact Thermo Electron's Investor Relations Department at (617) 622-1111.


                                      # # #